Exhibit 10.7

AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE

Amount: $395,377.23	February 14, 2011
San Diego, California

WHEREAS, Pacific Entertainment Corporation, a California corporation, whose address is 5820 Oberlin Drive, Suite 203, San Diego, California 92121 (the "Company") issued that certain Subordinated Promissory Note dated September 30, 2010 (the "Subordinated Note") to Larry Balaban, an individual whose address is 5820 Oberlin Dr., Suite 203, San Diego, California 92121 (the "Holder") in lieu of paying accrued salary for services rendered to the Company by Holder during the fiscal years 2006 through the date of issue in an aggregate amount of Four Hundred Fifty-seven Thousand Nine Hundred Twenty-seven and Twenty-three One Hundredths Dollars ($457,927.23) (the "Accrued Salary"); and

WHEREAS, the Holder has subsequently agreed to amend Holder's written employment agreement with the Company to reduce Holder's salary for the period from January 1, 2010 through December 31, 2010 from One Hundred Twenty-five Thousand Dollars ($125,000) to Eighty Thousand Dollars ($80,000) per annum inclusive of authorized car allowances, to be applied retroactively throughout the period; and

WHEREAS, the Holder and the Company desire to amend and restate the Subordinated Note by recalculating the principal balance and accrued interest on the Subordinated Note to reflect in full the salary reduction for 2010;

Now, Therefore, For Value Received, the Company, promises to pay to the order of Holder, (together with any subsequent holder of this amended and restated note (this "Note")), the principal sum of Three Hundred Ninety-five Thousand Three Hundred Seventy-seven and Twenty-three One Hundredths Dollars ($395,377.23), together with interest thereon at a per annum rate of 6%, calculated on the basis of a 360-day year.

1. Payment. Subject to Section 2 below, the Company shall pay the Holder the principal of, and accrued interest on, this Note on or before 5:00 p.m., California time, on December 31, 2012 (the "Maturity Date"). The Company shall pay this Note in lawful money of the United States at the address of the Holder or at such other address of which the Holder shall have notified the Company in writing. The Company may prepay all or any portion of this Note at any time, with any such prepayment applied first to accrued but unpaid interest and then to principal, with no penalty or charge for prepayment of any kind,

2. Subordination.

(i) To the extent hereinafter provided, this Note is expressly subordinated in right of payment to the prior payment in full of all Company Indebtedness (as hereinafter defined), unless the instrument creating or evidencing Company Indebtedness provides that such Company Indebtedness is pari passu or subordinated in right of payment to this Note. For purposes hereof, "Company Indebtedness" shall be defined as the principal of (and premium, if any) and interest on and fees and other amounts payable with respect to all current or hereafter incurred debt or obligations (other than trade payables incurred as a result of ongoing operations) of the Company. The Holder, for himself and his successors and assigns, expressly for the benefit of the present and future holders of Company Indebtedness, by accepting this Note, agrees to and shall be bound by the subordination provisions of this Section.

(ii) Notwithstanding Section 4, so long as any Company Indebtedness is outstanding, the Holder shall have no right to accelerate this Note or take any other action under such Section until one-hundred and eighty (180) days after the Holder shall have given the Company notice of the occurrence of a Default. No payment of principal or interest on this Note shall be made, and the Holder shall not be entitled to receive any such payment unless and until full payment of all amounts currently due on Company Indebtedness has been made or duly provided for in money or money's worth. No payment of principal or interest on this Note shall be made, and the Holder shall not be entitled to receive any such payment, if, at the time of such payment or application or immediately after giving effect thereto (a) there shall exist under any Company Indebtedness any default or any condition, event or act, which with notice or lapse of time, or both, would constitute a default, or (b) such payment would itself constitute a default or an event of default under any Company Indebtedness, unless and until such default or event of default shall have been cured or waived or cease to exist.

(iii) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its creditors, as such, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of the Company, whether or not involving insolvency or bankruptcy, the holders of Company Indebtedness shall be entitled to receive payment in full of all principal, premium, if any, and interest on all Company Indebtedness (pro rata to such holders on the basis of the respective amounts of Company Indebtedness held by such holders) before the Holder is entitled to receive any payment of principal or interest upon this Note and to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash, property or securities (other than shares of stock of the Company as reorganized or readjusted or securities of the Company or any other corporation or other entity provided for by a plan of reorganization or readjustment the payment of which is subordinated to the payment of all Company Indebtedness which may at the time be outstanding) which may be payable or deliverable in any such proceedings in respect of this Note.

    (iv) If, notwithstanding the foregoing, any payment or distribution of assets of the Company, whether in cash, property or securities (other than shares of stock of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated to the payment of all Company Indebtedness which may at the time be outstanding) shall be received by the Holder contrary to the provisions of this Section before all Company Indebtedness is paid in full, or provision made for its payment in cash, such payment or distribution shall be held in trust for the benefit of, and shall (upon acceleration of the Company Indebtedness) be paid over or delivered to, the holders of such Company Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Company Indebtedness may have been issued, for application to the payment of all Company Indebtedness remaining unpaid to the extent necessary to pay all such Company Indebtedness after giving effect to any concurrent payment or distribution, or provision for payment thereof in cash, to the holders of such Company Indebtedness,

     (v) Immediately upon repayment in full of this Note, including all principal and accrued interest, as applicable, this Note shall no longer be deemed to be outstanding and all rights with respect to this Note shall immediately cease and terminate as of the date of such repayment.

3. Transfer. THE HOLDER MAY NOT SELL, TRANSFER, ASSIGN, ENCUMBER OR OTHERWISE PLEDGE OR DISPOSE OF THIS PROMISE, INCLUDING THE UNDERLYING RIGHT TO RECEIVE PAYMENT HEREUNDER, AT ANY TIME WITHOUT OBTAINING THE PRIOR WRITTEN CONSENT OF THE COMPANY.

4. Default. Any of the following events shall, for purposes of this Note, constitute an "Event of Default”:  (a) failure of the Company to pay the principal of, and interest on, this Note when due, (b) violation by the Company of any other covenant, agreement or condition contained in this Note in any material respect, which violation has not been cured to the satisfaction of the Holder within ten (10) days after the Company's receipt of written notice of any such violation, (c) institution of bankruptcy, reorganization, insolvency, assignment for the benefit of creditors, or other similar proceedings by or against the Company; or (d) dissolution or termination of existence of or by the Company. Upon the occurrence of an Event of Default, the entire outstanding principal amount of, and accrued interest on, this Note shall be immediately due and payable.

5. General Provisions.

(a) This Note shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed therein, without giving effect to principals of conflicts of laws.   The exclusive jurisdiction and venue of any legal action instituted by any party to this Note shall be San Diego County, California.

(b) The Company waives presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note, and Holder diligence in collection or bringing suit, and hereby consents to any and all extensions of time, renewals, waivers or modifications as may be granted by Holder with respect to payment or any other provisions of this Note.

(c) Acceptance by Holder of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the Company's failure to pay the entire amount then due shall be and continue to be a default. Upon the occurrence of any Event of Default, neither the failure of Holder promptly to exercise its right to declare the outstanding principal and accrued but unpaid interest hereunder to be immediately due and payable, nor the failure of Holder to demand strict performance of any other obligation of the Company hereunder, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of the Company hereunder.

(d) Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

(e) The remedies provided herein to the Holder shall be cumulative.

(f) The prevailing party in any action (i) to collect payment on this Note, (ii) in connection with any dispute that arises as to its enforcement, validity or interpretation, whether or not legal action is instituted or prosecuted to judgment, or (iii) to enforce any judgment obtained in any related legal proceeding, shall be entitled to all costs and expenses incurred, including reasonable attorneys' fees.

The Company has duly executed this Note as of the date first set forth above.

PACIFIC ENTERTAINMENT CORPORATION

By:	/s/ Michael G. Meader, President
Michael G. Meader,